Exhibit 10.46

SUBORDINATED CONTINGENT PROMISSORY NOTE

$550,000,000	Dated: May 24, 2004

FOR VALUE RECEIVED, the undersigned, GENWORTH FINANCIAL, INC., a Delaware corporation (the “Company”) hereby promises, subject to Section 2, to pay to the order of GE FINANCIAL ASSURANCE HOLDINGS, INC., a Delaware corporation (“GEFAHI”), or to any other permitted holders of this Note (GEFAHI or such other holders being the “Holders”), the principal amount of FIVE HUNDRED FIFTY MILLION UNITED STATES DOLLARS (U.S. $550,000,000) on the Maturity Date or, if applicable, the Extended Maturity Date.  Principal hereunder is payable in lawful money of the United States of America to GEFAHI at its principal place of business at 6620 West Broad Street, Richmond, Virginia, 23230, or to any other Holder at such other place as such Holder may designate from time to time in writing (such principal place of business or other place being the “Payment Place”), in cash or other immediately available funds.  Unless otherwise defined in the text of this Note, capitalized terms used herein shall have the meaning ascribed to such terms in Section 12.

SECTION 1.  Interest.  The principal amount of this Note shall not bear interest.

SECTION 2.  Payment of Principal.

(a)                                  Scheduled Payment on the Maturity Date.  Subject to Section 2(e), on the Maturity Date, the Company shall pay to the Holders, in cash or other immediately available funds, the lowest of (i) the entire unpaid principal amount of this Note, (ii) if any Regulatory Approval or Rating Agency Affirmation obtained prior to the Maturity Date specifies a withdrawal or a dividend (whether ordinary or extraordinary) in an amount less than $700,000,000, the excess of the lowest amount so specified over $150,000,000, (iii) if any Rating Agency Affirmation obtained prior to the Maturity Date specifies the payment of the principal amount of this Note in an amount less than $550,000,000, the amount so specified and (iv) if one or more of the Rating Agency Affirmations are not obtained prior to the Maturity Date, zero (such lesser amount, the “Payment Amount”).

(b)                                 Scheduled Payment on the Extended Maturity Date.  On the Extended Maturity Date, the Company shall pay to the Holders, in cash or other immediately available funds, the lowest of (i) the Extended Payment Amount, (ii) if any Rating Agency Affirmation obtained after the Maturity Date specifies a withdrawal or a dividend (whether ordinary or extraordinary) in an amount less than the excess, if any, of (w) the amount specified in any Regulatory Approval for a withdrawal or dividend over (x) the amount specified in any Interim Rating Agency Affirmation for a withdrawal or a dividend (whether ordinary or extraordinary) (or zero, if one or more of the Rating Agency Affirmations are not obtained prior to the Maturity Date), the amount so specified less the excess of (y) $150,000,000 over (z) the amount specified in any Interim

Rating Agency Affirmation (or zero, if one or more of the Rating Agency Affirmations are not obtained prior to the Maturity Date), (iii) if any Rating Agency Affirmation obtained after the Maturity Date specifies the payment of the principal amount of this Note in an amount less than the Extended Payment Amount, the amount so specified and (iv) if one or more of the Rating Agency Affirmations are not obtained prior to the Extended Maturity Date, zero.

(c)                                  Mandatory Prepayment.  If both the Regulatory Approvals and the Rating Agency Affirmations are obtained: (i) on or prior to October 31, 2004, any Holder may in its sole discretion, by written notice to the Company delivered on or prior to October 31, 2004, demand prepayment of the Payment Amount on December 31, 2004; or (ii) after October 31, 2004, but at least 60 days prior to the Maturity Date, any Holder may in its sole discretion, by written notice to the Company, demand prepayment of the Payment Amount on the date that is 60 days after the date of such notice so long as, on the date of such notice, such Holder believes in good faith that GEFAHI and its affiliates will beneficially own 50% or less of the Common Stock of the Company on such payment date.

(d)                                 Optional Prepayment.  The Company may, at any time and from time to time, without premium or penalty, prepay all or a portion of the unpaid principal amount of this Note in cash or other immediately available funds.

(e)                                  Termination.  Notwithstanding anything to the contrary set forth in this Note, if one or more of the Regulatory Approvals are not obtained on or prior to May 23, 2005 (the “Termination Date”) this Note shall thereupon terminate in all respects and no amount shall be payable by the Company to the Holders hereunder.

SECTION 3.  Events of Default.

(a)                                  For purposes of this Note, an “Event of Default” shall be deemed to have occurred upon:

(i)                                     any failure by the Company to pay all or any portion of principal under this Note when the same shall be due and payable in accordance with the terms hereof, whether on the Maturity Date, by acceleration or otherwise, which failure continues unremedied for a period of 30 Business Days; or

(ii)                                  (A) the filing by the Company or any of its Significant Subsidiaries of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code (or corresponding provisions of future laws) or any other applicable bankruptcy, insolvency or similar law, or the filing by the Company or any of its Significant Subsidiaries of an answer consenting to or acquiescing in any such petition, (B) the making by the Company or any of its Significant Subsidiaries of any assignment for the benefit of its creditors, or the admission by the Company or any of its Significant Subsidiaries in writing of its inability to pay its debts as they become due, (C) the filing of (x) an involuntary petition against the Company or any of its Significant Subsidiaries under Title 11 of the United States Code, or any other applicable bankruptcy, insolvency or similar law (or corresponding provisions of future laws), (y) an application for the appointment of a custodian, receiver, trustee or other similar official for the Company or any of its Significant Subsidiaries for all or a substantial part of the assets of the Company or any of its Significant Subsidiaries or (z) an involuntary petition against the Company or any of its Significant Subsidiaries seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of the Company or any of its Significant Subsidiaries or any of the Company’s or any such Significant Subsidiary’s debts under any other federal or state insolvency law, provided that any such filing shall not have been vacated, set aside or stayed within a 45 day period from the date thereof, or (D) the entry against the Company or any of its Significant Subsidiaries of a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect.

(b)                                 Upon the occurrence and during the continuance of any Event of Default described in Section 3(a)(i), the Holder may, by written notice to the Company, declare all or any portion of the unpaid principal amount of this Note to be immediately due and payable.  Upon the occurrence of any Event of Default described in Section 3(a)(ii), the unpaid principal amount of this Note shall automatically become due and payable, without any action or notice by the Holder.  Demand, presentment, protest and notice of non-payment are hereby waived by the Company.

SECTION 4.  Subordination.

(a)                                  Note Subordinated to Senior Debt.  The Company covenants and agrees, and GEFAHI and each other Holder of this Note by its acceptance hereof likewise covenants and agrees, that all payments of the principal of this Note (collectively, the “Subordinated Debt”) shall be subordinated in accordance with the provisions of this Section 4 to the prior payment in full of all Senior Debt of the Company.

(b)                                 Priority and Payment Over of Proceeds in Certain Events.

(i)                                     Subordination on Dissolution, Liquidation or Reorganization of the Company.  Upon payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities, upon any dissolution or winding up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Company (each such event, if any, herein referred to as a “Proceeding”), all Senior Debt shall first be paid in full in cash, or payment provided for in cash or cash equivalents in a manner satisfactory to the holders of Senior Debt, before any direct or indirect payments or distributions, including, without limitation, by exercise of set-off, of any cash, property or securities on account of this Note and to that end the holders of Senior Debt shall be entitled to receive (pro rata on the basis of the respective amounts of Senior Debt held by them) directly, for application to the payment thereof (to the extent necessary to pay all Senior Debt in full in cash after giving effect to any substantially concurrent payment or distribution to or provision for payment to the holders of such Senior Debt), any payment or distribution of any kind or character, whether in cash, property or securities, in respect of the Subordinated Debt, except that the Holders may receive and retain equity securities of the Company or debt securities of the Company that are subordinated to Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, this Note is subordinated to the Senior Debt pursuant to this Section 4.  The holders of Senior Debt are hereby authorized to file an appropriate claim for and on behalf of any Holder if such Holder does not file, and there is not otherwise filed on behalf of such Holder, a proper claim or proof of claim in the form required in any Proceeding prior to 30 days before the expiration of the time to file such claim or claims.

(ii)                                  Subordination on Default in Senior Debt.  No direct or indirect payment by or on behalf of the Company with respect to the Subordinated Debt, whether pursuant to the terms of this Note, upon acceleration or otherwise, shall be made if at the time of such payment there exists (i) a default in the payment of all or any portion of principal of (premium, if any), interest on, fees or other amounts owing in connection with any Senior Debt, or (ii) any other default under any document or instrument governing or evidencing any Senior Debt, and the maturity of such Senior Debt is accelerated in accordance with its terms unless, in either case, (A) the default has been cured or waived in writing and any such acceleration has been rescinded or (B) such Senior Debt has been paid in full in cash.  During the continuance of any default (other than a default described in clause (i) or (ii) of the preceding sentence) with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except any notice required to affect the acceleration) or the expiration of any applicable grace period, the Company may not make any payment with respect to the Subordinated Debt for a period commencing upon receipt by the Company of a written notice (a “Payment Blockage Notice”) (which shall specify all defaults existing under such Designated Senior Debt on the date of such notice and of which the holder thereof or representative giving such notice had actual knowledge at such time) of the commencement of such period from such holder or representative, and ending upon the earlier of (i) waiver or cure of all defaults under such Designated Senior Debt, (ii) termination of such period by written notice from the holders of such Designated Senior Debt and (iii) completion of the 179th day after the beginning of such period.  Not more than one Payment Blockage Notice with respect to all issues of Designated Senior Debt may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to one or more issues of Designated Senior Debt during such period.  No default under such Designated Senior Debt that existed at the time any Payment Blockage Notice is given may be the basis for any subsequent Payment Blockage Notice.  Upon termination of any such period, the Company shall resume payments on account of the Subordinated Debt, subject to the provisions of Sections 4(a) and 4(b) hereof.

(iii)                               Rights and Obligations of Holders.

(1)                                  If, notwithstanding Section 4(b)(i) and (ii) prohibiting such payment or distribution, any Holder shall have received any payment or distribution on account of the Subordinated Debt at a time when such payment is prohibited by such provision before the Senior Debt is paid in full in cash, then and in such event, such payment or distribution shall be received and held in trust by such Holder apart from their other assets and paid over or delivered to the holders of the Senior Debt remaining unpaid to the extent necessary to pay in full in cash the principal of (premium, if any), and interest on, such Senior Debt in accordance with its terms and after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

(2)                                  Nothing contained in this Section 4 will limit the right of the Holders of Subordinated Debt to take any action to accelerate the maturity of the Subordinated Debt pursuant to Section 3(b) hereof; provided, however, that all Senior Debt then due or thereafter declared to be due shall first be paid in full in cash before the Holders are entitled to receive any payment from the Company of this Note.

(3)                                  Upon any payment or distribution of assets or securities referred to in this Section 4, the Holders shall be entitled to rely upon any order or decree of a court of competent jurisdiction in which such Proceeding is pending, and upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making any such payment or distribution, delivered to the Holders for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of Senior Debt and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 4.

(c)                                  Rights of Holders of Senior Debt Not To Be Impaired.  No right of any present or future holder of any Senior Debt to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act by any such holder, or by any noncompliance by the Company with the terms and provisions and covenants herein regardless of any knowledge thereof such holder may have or otherwise be charged with.

The provisions of this Section 4 are intended to be for the benefit of, and shall be enforceable directly by, the holders of the Senior Debt.  The Company and each Holder of this Note, by its acceptance hereof, acknowledges that the holders of the Senior Debt are relying upon the provisions of this Section 4 in extending such Senior Debt.

(d)                                 Subrogation.  Upon the payment in full of all Senior Debt in cash, the Holders shall be subrogated to the extent of the payments or distributions made to the holders of, or otherwise applied to payment of, the Senior Debt pursuant to the provisions of this Section 4 and to the rights of the holders of Senior Debt to receive payments or distributions of assets of the Company made on the Senior Debt until this Note shall be paid in full.   For purposes of such subrogation, no payments or distributions to holders of Senior Debt of any cash, property or securities to which Holders of this Note would be entitled except for the provisions of this Section 4, and no payment over pursuant to the provisions of this Section 4 to holders of Senior Debt by the Holders, shall, as between the Company and the Holders, be deemed to be payment by the Company to or on account of Senior Debt, it being understood that the provisions of this Section 4 are solely for the purpose of defining the relative rights of the holders of Senior Debt, on the one hand, and the Holders, on the other hand.

If any payment or distribution to which the Holders would otherwise have been entitled but for the provisions of this Section 4 shall have been applied, pursuant to the provisions of this Section 4, to the payment of Senior Debt, the Holders shall be entitled to receive from the holders of Senior Debt at the time outstanding any payments or distributions received by such holders of Senior Debt in excess of the amount sufficient to pay all Senior Debt in full in cash.

(e)                                  Obligations of the Company Unconditional.  Subject to Section 2, nothing contained in this Section 4 or elsewhere in this Note is intended to or shall impair, as between the Company and the Holders, the obligations of the Company, which are absolute and unconditional, to pay to the Holders the principal of this Note as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights of the Holders and creditors of the Company other than the holders of the Senior Debt, nor shall anything herein or therein prevent any Holder from exercising all remedies otherwise permitted by applicable law upon the occurrence of an Event of Default under this Note, subject to the rights, if any, under this Section 4 of the holders of Senior Debt in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

The failure to make a payment on account of this Note by reason of any provision of this Section 4 shall not be construed as preventing the occurrence of an Event of Default hereunder.

(f)                                    Notice to Holders.  The Company shall give prompt written notice to each Holder of any fact known to the Company which would prohibit the making of any payment on or in respect of this Note, but failure to give such notice shall not affect the subordination of the Subordinated Debt to the Senior Debt provided in this Section 4.  Notwithstanding the provisions of this Section 4 or any other provision of this Note, no Holder shall be charged with knowledge of the existence of any facts which would prohibit the making of any payment to or in respect of this Note, unless and until the Holders shall have received written notice thereof from the Company or a representative of or holder of Senior Debt, and, prior to the receipt of any such written notice, subject to the provisions of this Section 4, the Holders shall be entitled in all respects to assume no such facts exist.  Nothing contained in this Section 4(f) shall limit the right of the holders of Senior Debt to recover payments as contemplated by Sections 4(a) and 4(b).

(g)                                 Right of Any Holder as Holder of Senior Debt.  Any Holder in its individual capacity shall be entitled to all the rights set forth in this Section 4 with respect to any Senior Debt which may at any time be held by it, to the same extent as any other holder of Senior Debt, and nothing in this Note shall deprive such Holder of any of its rights as such holder.

(h)                                 Reinstatement.  The provisions of this Section 4 shall continue to be effective or be reinstated, and the Senior Debt shall not be deemed to be paid in full, as the case may be, if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by the holder thereof upon the commencement or during the pendency of a Proceeding or otherwise, all as though such payment had not been made.

SECTION 5.

(a)                                  Agreement to Obtain Regulatory Approvals and Rating Agency Affirmations.  The Company shall, and shall cause GEMIC and the other Subsidiaries of the Company to, use reasonable best efforts to obtain, prior to the Termination Date, all Regulatory Approvals and Rating Agency Affirmations in respect of the early withdrawal from GEMIC’s contingency reserve of, and the payment by GEMIC of a dividend (whether ordinary or extraordinary) in the amount of, $700,000,000 and the payment of the principal amount of this Note in the amount of $550,000,000.  If the Company is unable to obtain any Regulatory Approval or Rating Agency Affirmation in the amount of $700,000,000 in respect of the early withdrawal from GEMIC’s contingency reserve or the payment of a dividend (whether ordinary or extraordinary) or any Rating Agency Affirmation in the amount of $550,000,000 in respect of the payment of the principal amount of this Note, the Company shall, and shall cause GEMIC and the other Subsidiaries of the Company to, use reasonable best efforts to obtain, prior to the Termination Date, all Regulatory Approvals and Rating Agency Affirmations in respect of the maximum amount that the applicable Governmental Authority or Rating Agency will approve.  If any Rating Agency Affirmation obtained prior to the Maturity Date is an Interim Rating Agency Affirmation or if any of the Rating Agency Affirmations are not obtained prior to the Maturity Date, the Company shall, and shall cause GEMIC and the other Subsidiaries of the Company to, use reasonable best efforts to obtain as promptly as practicable and, in any event, prior to the Extended Maturity Date, all Rating Agency Affirmations required to permit the Company to pay the Extended Payment Amount in full or, if any Rating Agency will not permit the payment of the Extended Payment Amount in full, the maximum amount that such Rating Agency will approve.  If any Regulatory Approval obtained prior to the Termination Date lapses, the Company shall, and shall cause GEMIC and the other Subsidiaries of the Company to, use reasonable best efforts to obtain as promptly as practicable any reaffirmation or reissuance of such Regulatory Approval that is required to permit the Company to pay the Extended Payment Amount in full.  The Company shall, and shall cause GEMIC and the other Subsidiaries of the Company to, afford one or more individuals designated in writing by GEFAHI (or any affiliate of GEFAHI) the opportunity to fully participate in, and consult with respect to, the process of obtaining the Regulatory Approvals and the Rating Agency Affirmations, and shall make available to such individuals all correspondence and other documents relating to such process.

(b)                                 Reasonable Best Efforts.  The obligations of the Company, GEMIC and the other Subsidiaries of the Company to use “reasonable best efforts” pursuant to Section 5(a) shall in no event require the Company, GEMIC or any such Subsidiary to (1) incur any additional Indebtedness, repay or refinance any outstanding Indebtedness, enter into any reinsurance transaction, or issue any new stock in order to obtain any Regulatory Approval or Rating Agency Affirmation or (2) take any action that would (A) result in any material restriction on GEMIC’s status as a licensed insurer in any state other than New York, or (B) result in any arrangement or requirement under which GEMIC ceases to write business in New York other than pursuant to an agreement between GEMIC and the New York Superintendent of Insurance, the terms and outcomes of which are acceptable to GEMIC in the sole but reasonable exercise of its discretion (the “Alternative Licensing Option”).  Without limiting the generality of the foregoing clause 5(b)(2)(B), such agreement must (i) permit an affiliate of GEMIC to write mortgage guaranty business in New York on substantially the same terms and conditions as GEMIC currently writes such business, and (ii) not involve the formal suspension or revocation of GEMIC’s license in, or require GEMIC to voluntarily withdraw from, the State of New York.

(c)                                  In the event GEMIC’s efforts to obtain Regulatory Approvals and Rating Agency Affirmations involve the Alternative Licensing Option, the following shall also be deemed to be elements of such Regulatory Approvals or Rating Agency Affirmations, as the case may be:  The affiliate of GEMIC referred to in the last sentence of Section 5(b) hereof must be (1) approved by each of Fannie Mae and the Federal Home Loan Mortgage Corporation as a Type I (or, in the case of Fannie Mae, equivalent) insurer, and (2) acknowledged by the Rating Agencies as having financial strength ratings equivalent to AA, in each case to the reasonable satisfaction of the Company’s and GEMIC’s management and without requiring GEMIC to take any actions that would reasonably be expected to have an adverse impact on GEMIC’s financial condition or results of operations.

SECTION 6.  Remedies Cumulative.  No failure to exercise or delay in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges provided herein are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  Time is of the essence in respect of the performance of all payment obligations under this Note.

SECTION 7.  Notices.  Any notices or other communications required or permitted hereunder shall be given in writing and personally delivered with receipt acknowledged or mailed, postage prepaid, via registered mail, return receipt requested, if to GEFAHI, at its address first set forth above or any other address notified in writing by any Holder to the Company, and if to the Company, at its address at 6620 West Broad Street, Richmond, Virginia, 23230 (attention, General Counsel), or any other address notified in writing by the Company to the Holders.  Any notice given in conformity with the foregoing shall be deemed given when personally delivered or upon the date of delivery specified in the registered mail receipt.

SECTION 8.  Governing Law.  This Note shall be governed by and construed and interpreted in accordance with the laws of the State of New York irrespective of the choice of laws principles of the State of New York other than Section 5-1401 of the General Obligations Law of the State of New York.

SECTION 9.  Severability.  If any provision of this Note is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction and the remaining provisions hereof shall be liberally construed in favor of the Holder hereof in order to effectuate the provisions hereof and the invalidity of any provision hereof in any jurisdiction shall not affect the validity or enforceability of any other provision in any other jurisdiction, including the State of New York.

SECTION 10.  Transferability; Successors and Assigns.  This Note shall not be assignable by GEFAHI or any Holder without the prior written consent of the Company other than to any direct or indirect wholly owned subsidiary of the General Electric Company.  This Note shall not be assignable by the Company without the prior written consent of all of the Holders.  Subject to the foregoing, this Note shall be binding upon and inure to the benefit of the Holders and the Company and their respective transferees, successors and assigns.

SECTION 11.  Replacement of Note.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and the Company’s receipt of an indemnity agreement of the Holders reasonably satisfactory to the Company, the Company will, at the expense of the Holders, execute and deliver, in lieu thereof, a new Note of like terms.

SECTION 12.  Definitions.

(a)                                  For purposes of this Note, the following terms have the following meanings:

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York are authorized or required by law to close.

“Common Stock” means the Class A common stock, par value $.001 per share, and the Class B common stock, par value $.001 per share, of the Company.

“Company” shall have the meaning ascribed to such term in the first paragraph of this Note.

“Designated Senior Debt” means any Senior Debt that has, at the time of determination, an aggregate principal amount outstanding of at least $25,000,000 (including the amount of all undrawn commitments and matured and contingent reimbursement obligations pursuant to letters of credit thereunder).

“Extended Maturity Date” means the earlier of (i) subject to any extension needed to obtain a reaffirmation or reissuance of any Regulatory Approval that lapses, 60 days following the first date after the Maturity Date on which Rating Agency Affirmations are obtained for the full Extended Payment Amount and (ii) May 24, 2006.

“Extended Payment Amount” means the excess of (i) the lowest amount specified in any Regulatory Approval obtained prior to the Maturity Date for a withdrawal or a dividend (not to exceed $700,000,000) over (ii) the sum of (x) $150,000,000 and (y) the Payment Amount.

“GEMIC” means General Electric Mortgage Insurance Corporation, a North Carolina corporation.

“Governmental Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality whether federal, state, local or foreign (or any political subdivision thereof), any tribunal, court or arbitrator(s) of competent jurisdiction, and Fannie Mae and the Federal Home Loan Mortgage Corporation.

“Holders” shall have the meaning ascribed to such term in the first paragraph of this Note.

“Indebtedness” shall mean any indebtedness, whether or not contingent, for or in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property, including pursuant to capital leases (except any such balance that constitutes an accrued expense or a trade payable), if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such person or entity prepared on a consolidated basis in accordance with generally accepted accounting principles, and including, to the extent not otherwise included, the guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of the foregoing indebtedness.

“Interim Rating Agency Affirmation” means any Rating Agency Affirmation obtained prior to the Maturity Date that specifies (i) a withdrawal or dividend in an amount less than the lowest amount specified in any Regulatory Approval obtained prior to the Maturity Date or (ii) the payment of the principal amount of this Note in an amount less than the excess of the lowest amount specified in any Regulatory Approval obtained prior to the Maturity Date over $150,000,000.

“Maturity Date” means May 24, 2005.

“Payment Amount” shall have the meaning ascribed to such term in Section 2(a).

“Payment Blockage Notice” shall have the meaning ascribed to such term in Section 4(b)(ii).

“Payment Place” shall have the meaning ascribed to such term in the first paragraph of this Note.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Post-Commencement Interest” means all interest accrued or accruing after the commencement of any Proceeding (and interest that would accrue but for the commencement of any Proceeding) in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing any Senior Debt, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such Proceeding.

“Proceeding” shall have the meaning ascribed to such term in Section 4(b).

“Rating Agencies” means Standard & Poor’s Ratings Group, Moody’s Investors Service, Inc. and Fitch Ratings Ltd., and any successor to any such rating agency.

“Rating Agency Affirmations” means affirmations (i) from each of the Rating Agencies that the financial strength rating of GEMIC will not decrease or be placed on credit watch and (ii) from Standard & Poor’s Ratings Group and Moody’s Investors Service, Inc. that the senior unsecured debt rating of the Company will not decrease or be placed on credit watch, in each case as a result of (A) the withdrawal of up to $700,000,000, or a lesser amount as specified by any of the Rating Agencies or Regulatory Approvals, from GEMIC’s contingency reserve, (B) the payment by GEMIC of a dividend (whether ordinary or extraordinary) of up to $700,000,000, or a lesser amount as specified by any of the Rating Agencies or Regulatory Approvals and (C) the payment of the principal amount of this Note in an amount of up to $550,000,000, or a lesser amount as specified by any of the Rating Agencies or Regulatory Approvals.

“Regulatory Approvals” means all approvals or consents from any Governmental Authority that are required to permit the Company and GEMIC to effect the early withdrawal from GEMIC’s contingency reserve of, and the payment by GEMIC of a dividend (whether ordinary or extraordinary) in the amount of, $700,000,000, or such lesser amount as may be specified by any such Governmental Authority.

“Senior Debt” means the principal of and premium, if any, and interest on (including Post-Commencement Interest) and other amounts due on or in connection with any Debt of the Company (other than the Subordinated Debt), whether outstanding on the date of this Note or hereafter created, incurred or assumed, unless, in the case of any particular Debt, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Subordinated Debt.

“Significant Subsidiary” shall mean a “significant subsidiary” of the Company as defined in Rule 1-02(v) of Regulation S-X under the Securities Exchange Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as said Regulation may be amended from time to time, or any other Subsidiary of the Company that has guaranteed or assumed any obligations of the Company under this Note.

“Subordinated Debt” shall have the meaning ascribed to such term in Section 4(a).

“Subsidiary” shall mean any person or entity of which at least a majority of the capital stock or other equity interests (including partnership interests) having ordinary voting power for the election of directors or other governing body of such person or entity is owned or controlled by the Company, directly or indirectly through one or more subsidiaries.

“Termination Date” shall have the meaning ascribed to such term in Section 2(e).

(b)                                 Unless otherwise provided herein, (i) the word “from” shall mean from and including and (ii) the words “to” or “until” shall mean to and until but excluding.

(c)                                  All references to “Sections” in this Note shall be to Sections of this Note unless otherwise specifically provided.

SECTION 13.  Descriptive Headings.  The descriptive headings of this Note are inserted for convenience only and do not constitute a part of this Note.

IN WITNESS WHEREOF, each of the Company and the Holder has caused this Note to be executed by its duly authorized officer as of the day and year first written above.

GENWORTH FINANCIAL, INC.

By:	/s/ Joseph J. Pehota
	Name:	Joseph J. Pehota
	Title:	Senior Vice President

GE FINANCIAL ASSURANCE HOLDINGS, INC.

By:	/s/ Kathryn A. Cassidy
	Name:	Kathryn A. Cassidy
	Title:	Senior Vice President and Treasurer